EXHIBIT 2.1

DESCRIPTION OF REGISTERED SECURITIES

As of the date of the Annual Report on Form 20-F of which this Exhibit 2.1 is a part, Americas Gold and Silver Corporation (the “Company”) has only one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: the Company's common shares (the “Common Shares”).

The Company has an authorized share capital of an unlimited number of Common Shares and as of April 22, 2024 there are 251,019,930 Common Shares issued and outstanding.

Description of Common Shares

The following description of the Common Shares is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to the Company’s articles, as amended (the “Articles”), which are incorporated by reference as an exhibit to the Annual Report on Form 20-F of which this Exhibit 2.1 is a part.

Basic Rights of the Common Shares

The holders of Common Shares are entitled to receive dividends, if any, as and when declared by the Board out of monies properly applicable to the payment of dividends, in such amount and in such form as the Board may from time to time determine, and all dividends which the Board may declare on the Common Shares shall be declared and paid in equal amounts per share on all Common Shares at the time outstanding. In the event of the dissolution, liquidation or winding-up of the Company, whether voluntary or involuntary, or any other distribution of assets of the Company among its shareholders for the purpose of winding up its affairs, the holder of the Common Shares shall be entitled to receive the remaining property and assets of the Company.

There are no limitations under the laws of Canada or in the organizing documents of the Company on the right of a non-resident to hold or vote the Common Shares, except that the Investment Canada Act (Canada) may require that a “non-Canadian” not acquire “control” of the Company without prior review and approval by the Minister of Innovation, Science and Industry (Canada), where applicable thresholds are exceeded.

Transferability of Common Shares

The Articles do not impose restrictions on the transfer of Common Shares by a shareholder.

Pre-emptive Rights

The Common Shares do not contain any pre-emptive rights to any of the Company’s securities.

Action Necessary to Change Rights of Shareholders

In order to change the rights of the shareholders of the Company, the Company would need to amend the Articles to effect the change. Such an amendment would require the approval at least two-thirds of the votes cast by shareholders entitled to vote (present in person or represented by proxy) at a duly called meeting of shareholders and, for certain amendments, the holders of shares of a class or of a series are entitled to vote separately as a class or series on a proposal to amend the Articles. For certain amendments, a shareholder is entitled under the Canada Business Corporations Act to dissent in respect of such a resolution amending the Articles and, if the resolution is adopted and the Company implement such changes, demand payment of the fair value of its shares.

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Change of Control

There are no provisions in the Articles or the Company’s bylaws that would have an effect of delaying, deferring or preventing a change in control of the Company and that would operate only with respect to a merger, acquisition or corporate restructuring involving the Company.

Ownership Disclosure Threshold for the Common Shares

The Company’s bylaws do not contain a provision governing the ownership threshold above which shareholder ownership must be disclosed. Under Canadian securities laws, shareholder ownership must be disclosed by any shareholder who owns more than 10% of the Company’s outstanding shares.

Election of Directors

The directors are elected by a majority of the votes cast at the annual meeting at which an election of directors is required or at any special meeting of shareholders, to hold office until the election of their successors, except in the case of resignations or if their offices become vacant by death or otherwise.

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